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January 27, 1997



Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously principal accountants for First Federal Bancorporation and, under the date of October 25, 1996, we reported on the consolidated financial statements of First Federal Bancorporation and subsidiaries as of September 30, 1996 and 1995 and for each of the years in the three-year period ended September 30, 1996. Our report refers to the changes in First Federal Bancorporation's method of accounting for securities and its method of accounting for income taxes during the year ended September 30, 1994. On January 21, 1997, our appointment as principal accountants was terminated. We have read First Federal Bancorporation's statements included under Item 4 of its Form 8-K dated January 21, 1997, and we agree with such statements, except that we are not in the position to agree or disagree with First Federal Bancorporation's stated reason for changing principal accountants, we are not in a position to agree or disagree with First Federal Bancorporation's statement that McGladrey & Pullen LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on First Federal Bancorporation's consolidated financial statements, and we are not in a position to agree or disagree with First Federal Bancorporation's statement that the change was approved by the board of directors.

Very truly yours

/s/ KPMG Peat Marwick LLP